Established under the Laws of the United States Pursuant to an Act of Congress

Series A Certificate No. 1	FEDERAL AGRICULTURAL MORTGAGE CORPORATION	No. of Series A Shares 2,400,000
CUSIP No.: 313148 801

5.875% Non-Cumulative Preferred Stock, Series A

THIS CERTIFIES THAT Cede & Co. is the registered holder of 2,400,000 fully paid and nonassessable shares, par value $25.00 per share, of 5.875% Non-Cumulative Preferred Stock, Series A of the Federal Agricultural Mortgage Corporation (hereinafter and on the reverse hereof referred to as the “Corporation”), transferable on the books and records of the American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) in accordance with the applicable procedures of the Transfer Agent and the the Depository Trust Company, a New York corporation (“DTC”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 17th day of January, 2013.

______________________________    ______________________________

President and Chief Executive Officer	Senior Vice President – General
Counsel and Secretary

THE PREFERRED STOCK IS NOT A DEBT OR OBLIGATION OF, AND IS NOT GUARANTEED BY, THE UNITED STATES, THE FARM CREDIT ADMINISTRATION OR ANY FEDERAL AGENCY OR INSTRUMENTALITY OTHER THAN THE FEDERAL AGRICULTURAL MORTGAGE CORPORATION.
THE INFORMATION CONTAINED IN THIS CERTIFICATE IS A SUMMARY OF CERTAIN PROVISIONS OF TITLE VIII OF THE FARM CREDIT ACT OF 1971, AS AMENDED (THE “ACT”), WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE BEING ISSUED PURSUANT TO THE EXEMPTION AFFORDED BY SECTION 3(a)(2) OF THE SECURITIES ACT . THEREFORE, THE SECURITIES ARE NOT RESTRICTED SECURITIES AND ARE FREELY TRANSFERABLE.

THE HOLDER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS ENTITLED TO CERTAIN RIGHTS AND SUBJECT TO CERTAIN OBLIGATIONS, INCLUDING PROVISIONS RELATING TO REDEMPTION, LIQUIDATION PREFERENCES AND DIVIDEND RATE, AS SET FORTH IN THE CERTIFICATE OF DESIGNATION OF TERMS AND CONDITIONS OF 5.875% NON-CUMULATIVE PREFERRED STOCK, SERIES A. THE SECURITIES EVIDENCED BY THIS CERTIFICATE SHALL NOT HAVE ANY PREEMPTIVE RIGHTS TO PURCHASE UNISSUED OR TREASURY SHARES OF THE CORPORATION.
THIS CERTIFICATE AND SHARES REPRESENTED HEREBY ARE ISSUED AND SHALL BE SUBJECT TO THE PROVISIONS OF THE ACT, AND THE BYLAWS, RULES AND REGULATIONS OF THE CORPORATION, AND ALL AMENDMENTS THERETO, TO ALL OF WHICH THE HOLDER HEREOF BY ACCEPTANCE OF THIS CERTIFICATE ASSENTS.
THE CORPORATION IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK, INCLUDING ADDITIONAL PREFERRED STOCK DESIGNATED AS 5.875% NON-CUMULATIVE PREFERRED STOCK, SERIES A. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES, AND RELATIVE, PARTICIPATING, OPTIONAL, OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO THE CORPORATION OR THE TRANSFER AGENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REVERSE OF SECURITY

1.	Designation, Par Value, Number of Shares and Seniority

The class of preferred stock of the Corporation created hereby (the “Preferred Stock”) shall be designated “5.875% Non-Cumulative Preferred Stock, Series A,” shall have a par value of $25.00 per share and a liquidation preference of $25.00 per share and shall consist of 2,400,000 shares. The Board of Directors, or a duly authorized committee thereof, shall be permitted to increase the authorized number of such shares at any time. The Preferred Stock shall rank senior to the Class A Voting Common Stock, Class B Voting Common Stock and Class C Non-Voting Common Stock of the Corporation (collectively, the “Common Stock”) to the extent provided in this Certificate.

2.    Dividends

(a)    Subject to paragraphs (2) and (3) of Section 8.4(c) of the Farm Credit Act of 1971, as amended (12 U.S.C. §§ 2279aa-4(c)), holders of outstanding shares of the Preferred Stock shall be entitled to receive, ratably, when, as and if declared by the Board of Directors in its sole discretion, out of funds legally available for dividend payments, on a non-cumulative basis, quarterly cash dividends at the annual rate of 5.875% of the liquidation preference of the Preferred Stock, or $1.4688, per share of Preferred Stock. Dividends on the Preferred Stock shall be payable when, as and if declared by the Board of Directors on January 17, April 17, July 17 and October 17 of each year (each, a “Dividend Payment Date”), beginning on April 17, 2013. If a Dividend Payment Date is not a “Business Day,” the related dividend shall be paid on the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. For these purposes, “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which New York City banks are closed or (iii) a day on which the offices of Farmer Mac are closed. The “Dividend Period” relating to a Dividend Payment Date shall be the period from, but not including, the preceding Dividend Payment Date (or from, but not including, January 17, 2013 in the case of the first Dividend Payment Date) (regardless of whether or not a dividend was declared and paid for such previous Dividend Period) through and including the related Dividend Payment Date. If declared, the dividend payable in respect of a Dividend Period shall be $0.3672 per share, or such lesser amount as may be required by law. The amount of dividends payable for any period shorter than a full quarterly Dividend Period shall be computed on the basis of twelve 30-day months and a 360-day year. Dividends shall be paid to holders of record of outstanding shares of the Preferred Stock as they appear in the books and records of Farmer Mac on the record date fixed by the Board of Directors, not to be earlier than 45 days nor later than 10 days preceding the applicable Dividend Payment Date.

If Farmer Mac redeems the Preferred Stock, any declared and unpaid dividends for the then-current Dividend Period through and including the date of redemption shall be included in the redemption price of the shares redeemed and shall not be separately payable.

(b)    No dividends shall be declared or paid or set apart for payment on the Common Stock or any other class or series of stock ranking junior to or (except as hereinafter provided) on parity with the Preferred Stock with respect to the payment of dividends unless any declared and unpaid dividends have been paid in full for the then-current Dividend Period or set apart (or ordered by our Board of Directors to be set apart) for payment on the outstanding Preferred Stock in respect of the then-current Dividend Period. The foregoing dividend preference shall not in any way create any claim or right in favor of the holders of the Preferred Stock in the event that Farmer Mac shall not have declared or paid or set apart (or the Board of Directors shall not have ordered to be set apart) dividends on the Preferred Stock in respect of any prior Dividend Period. In the event that Farmer Mac shall not pay any one or more dividends or any part thereof on the Preferred Stock, the holders of the Preferred Stock shall not have any claim in respect of such non-payment.

(c)    Notwithstanding any other provision of this Certificate, the Board of Directors, in its sole discretion, may choose to pay dividends on the Preferred Stock without the payment of any dividends on the Common Stock or any other outstanding class or series of stock ranking junior to the Preferred Stock with respect to the payment of dividends.

(d)    No dividend shall be declared or paid or set apart for payment on any shares of the Preferred Stock if at the same time any arrears or default exists in the payment of dividends on the Preferred Stock or on any outstanding class or series of stock of Farmer Mac ranking senior to or (except as provided herein) on parity with the Preferred Stock with respect to the payment of dividends. If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on shares of the Preferred Stock and on the shares of any other class or series of stock of Farmer Mac ranking senior to or on parity with the Preferred Stock with respect to the payment of dividends, all such dividends that have been declared on shares of the Preferred Stock and on the shares of any such other class or series shall be paid pro rata, so that the respective amounts of dividends paid per share on the Preferred Stock and on such other class or series shall in all cases bear to each other the same ratio that the respective amounts of dividends declared but unpaid per share on the shares of the Preferred Stock and on the shares of such other class or series bear to each other.

(e)    Holders of shares of the Preferred Stock shall not be entitled to any dividends, whether payable in cash or in property, other than as herein provided and shall not be entitled to interest, or any sum in lieu of interest, on or in respect of any dividend payment.

(f)    If the Corporation defaults on the payment of the equivalent of six quarters (regardless of whether such quarters are consecutive quarters) of declared dividends, then the holders of the Preferred Stock shall have the right to elect two observers to our Board of Directors.

3.	Optional Redemption

(a)    The Preferred Stock shall not be redeemable before January 17, 2018. On that date and at any time thereafter, subject to the notice provisions set forth in Section 3(b) below and to any further limitations that may be imposed by law, Farmer Mac may redeem the Preferred Stock for cash, in whole or in part, out of funds legally available therefor, at the redemption price of $25.00 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of any declared and unpaid dividends for the then-current Dividend Period through and including the date of redemption. If less than all of the outstanding shares of the Preferred Stock are to be redeemed, Farmer Mac shall select shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method which Farmer Mac in its sole discretion deems fair.

(b)    In the event Farmer Mac shall redeem any or all of the Preferred Stock, Farmer Mac shall give notice of such redemption by first class mail, postage prepaid, mailed neither less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares of the Preferred Stock being redeemed, at such holder’s address as the same appears in the books and records of Farmer Mac; provided that, if the Preferred Stock is held in book-entry form through DTC, Farmer Mac may give such notice in any manner permitted by DTC. Each such notice shall state the number of shares to be redeemed, the redemption price, the redemption date and the procedures a holder must follow to submit its shares of Preferred Stock for redemption. Failure to duly give notice, or any defect in the notice, to any holder of the Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of the Preferred Stock being redeemed.

(c)    If any redemption date is not a Business Day, payment of the redemption price may be made on the next Business Day with the same force and effect as if made on the redemption date, and no interest, additional dividends or other sums will accrue on the amount payable from the redemption date to the next Business Day.

(d)    Notice having been mailed as aforesaid, from and after the redemption date specified therein and upon payment of the consideration set forth in Section 3(a) above, said shares of the Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of the Preferred Stock shall cease, with respect to shares so redeemed.

(e)    Any shares of the Preferred Stock so redeemed shall, after such redemption, no longer have the status of authorized, issued or outstanding shares.

(f)    The Preferred Stock shall not be subject to any mandatory redemption, sinking fund or other similar provisions. In addition, holders of the Preferred Stock shall have no right to require redemption of any shares of the Preferred Stock.

4.	No Voting Rights

Except as set forth in Sections 2(f) and 9, the shares of the Preferred Stock shall not have any voting powers, either general or special, or have any consent rights.

5.	No Conversion or Exchange Rights

The holders of shares of the Preferred Stock shall not have any right to convert such shares into or exchange such shares for any other class or series of stock or obligations of Farmer Mac.

6.	No Preemptive Rights

No holder of the Preferred Stock shall, as such holder, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any new or additional issue of other shares, rights, options or other securities of any class of Farmer Mac whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

7.	Liquidation Rights and Preference

(a)    Except as otherwise set forth herein, upon the voluntary or involuntary dissolution, liquidation or winding up of Farmer Mac, after payment of or provision for the liabilities of Farmer Mac and the expenses of such dissolution, liquidation or winding up, the holders of the outstanding shares of the Preferred Stock shall be entitled to receive out of the assets of Farmer Mac available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock of Farmer Mac ranking junior to the Preferred Stock upon liquidation, the amount of $25.00 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of any declared and unpaid dividends for the then-current Dividend Period through and including the date of payment in respect of such dissolution, liquidation or winding up. The holders of the outstanding shares of any class or series of stock of Farmer Mac ranking on parity with the Preferred Stock upon liquidation shall be entitled to receive out of the assets of Farmer Mac available for distribution to stockholders, before any such payment or distribution shall be made on the Common Stock or any other class or series of stock of Farmer Mac ranking junior to the Preferred Stock and to such parity stock upon dissolution, liquidation or winding up, any corresponding preferential amount to which the holders of such parity stock may, by the terms thereof, be entitled; provided, however, that if the assets of Farmer Mac available for distribution to stockholders shall be insufficient for the payment of the full amounts to which the holders of the outstanding shares of the Preferred Stock and the holders of the outstanding shares of such parity stock shall be entitled to receive upon such dissolution, liquidation or winding up of Farmer Mac as aforesaid, then, subject to paragraph (b) of this Section 7, all of the assets of Farmer Mac available for distribution to stockholders shall be distributed to the holders of outstanding shares of the Preferred Stock and to the holders of outstanding shares of such parity stock pro rata, so that the amounts so distributed to holders of the Preferred Stock and to holders of such classes or series of such parity stock, respectively, shall bear to each other the same ratio that the respective distributive amounts to which they are so entitled bear to each other. After the payment of the aforesaid amounts to which they are entitled, the holders of outstanding shares of the Preferred Stock and the holders of outstanding shares of any such parity stock shall not be entitled to any further participation in any distribution of assets of Farmer Mac. Solely for purposes of Section 8.4(e)(3) of the Farm Credit Act of 1971, as amended, the Preferred Stock shall be deemed to have a par value of $25.00 per share.

(b)    Notwithstanding the foregoing, upon the dissolution, liquidation or winding up of Farmer Mac, the holders of shares of the Preferred Stock then outstanding shall not be entitled to be paid any amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7 unless and until the holders of any classes or series of stock of Farmer Mac ranking senior to the Preferred Stock upon liquidation shall have been paid all amounts to which such classes or series are entitled pursuant to their respective terms.

(c)    Neither the sale, lease or exchange of all or substantially all of the property or business of Farmer Mac, nor the merger, consolidation or combination of Farmer Mac into or with any other corporation or entity, shall be deemed to be a dissolution, liquidation or winding up for the purpose of this Section 7.

8.	Additional Classes or Series of Stock

The Board of Directors shall have the right at any time in the future to authorize, create and issue, by resolution or resolutions, one or more additional classes or series of stock of Farmer Mac, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank senior to, on parity with or junior to the Preferred Stock as to dividends, upon liquidation or otherwise.

9.	Amendments

Farmer Mac, by or under the authority of the Board of Directors, may amend, alter, supplement or repeal any provision of this Certificate pursuant to the following terms and conditions:

(a)    Without the consent of the holders of the Preferred Stock, Farmer Mac may amend, alter, supplement or repeal any provision of this Certificate to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Certificate, provided that such action shall not materially and adversely affect the interests of the holders of the Preferred Stock.

(b)    The consent of the holders of at least two-thirds of all of the shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Preferred Stock shall vote together as a class, shall be necessary for authorizing, effecting or validating the amendment, alteration, supplementation or repeal of the provisions of this Certificate if such amendment, alteration, supplementation or repeal would materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms or conditions of the Preferred Stock. Notwithstanding the foregoing sentence, the 5.875% annual dividend rate, the redemption price or the liquidation preference of the Preferred Stock shall not be reduced without the unanimous consent of all shares of the Preferred Stock. The creation and issuance of any other class or series of stock of Farmer Mac, or the issuance of additional shares of any existing class or series of stock of Farmer Mac (including the Preferred Stock), whether ranking senior to, on parity with or junior to the Preferred Stock, shall not be deemed to constitute such an amendment, alteration, supplementation or repeal.

(c)    Holders of the Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to subparagraph (b) of this Section 9. Consents shall be effective when duly executed and delivered to the Corporation in accordance with the applicable procedures of DTC. In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment. The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Preferred Stock at any such meeting or otherwise, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock may be listed at such time.

10.	Priority

Any stock of any class or series of Farmer Mac shall be deemed to rank:

(a)    senior to the shares of the Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Farmer Mac, as the case may be, in preference or priority to the holders of shares of the Preferred Stock;

(b)    on parity with shares of the Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates or amounts, dividend payment dates or redemption of liquidation prices per share, if any, be different from those of the Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Farmer Mac, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the holders of shares of the Preferred Stock; and

(c)    junior to shares of the Preferred Stock, either as to dividends or upon liquidation, if such class or series shall be Common Stock, or if the holders of shares of the Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of Farmer Mac, as the case may be, in preference or priority to the holders of shares of such class or series.

11.	Notices

Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served to or upon Farmer Mac shall be given or served in writing addressed (unless and until another address shall be published by Farmer Mac) to the Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., 4th Floor, Washington, D.C. 20006, Attention: Senior Vice President – General Counsel and Corporate Secretary. Such notice, demand or other communication to or upon Farmer Mac shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by Farmer Mac. Any notice, demand or other communication that by any provision of this Certificate is required or permitted to be given or served by Farmer Mac hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (1) to the holder as such holder’s name and address may appear at such time in the books and records of Farmer Mac or (2) if to a person or entity other than a holder of record of the Preferred Stock, to such person or entity at such address as appears to Farmer Mac to be appropriate at such time; provided that if the Preferred Stock is held in book-entry form through DTC, Farmer Mac may give such notice in any manner permitted by DTC. Such notice, demand or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.

12.	Miscellaneous

(a)    Farmer Mac and any agent of Farmer Mac may deem and treat the holder of a share or shares of Preferred Stock, as shown in Farmer Mac’s books and records, as the absolute owner of such share or shares of Preferred Stock for the purpose of receiving payment of dividends in respect of such share or shares of Preferred Stock and for all other purposes whatsoever, and neither Farmer Mac nor any agent of Farmer Mac shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by Farmer Mac on or with respect to any such share or shares of Preferred Stock.

(b)    The shares of the Preferred Stock, when duly issued, shall be fully paid and non‑assessable.

(c)    Farmer Mac may at its option issue shares of Preferred Stock without certificates.

(d)    For purposes of this Certificate, the terms “Farmer Mac” and “Corporation” mean the Federal Agricultural Mortgage Corporation and any successor thereto by operation of law or by reason of a merger, consolidation or combination.

(e)    This Certificate and the respective rights and obligations of Farmer Mac and the holders of the Preferred Stock with respect to such Preferred Stock shall be construed in accordance with and governed by the laws of the United States, provided that the law of the District of Columbia shall serve as the federal rule of decision in all instances except where such law is inconsistent with Farmer Mac’s enabling legislation, its public purposes or any provision of this Certificate.

(g)    RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN FARMER MAC AND THE HOLDER (AND ALL SUCH OTHERS).
ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer          Shares evidenced by the within Certificate unto:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

, and does hereby irrevocably constitute and irrevocably appoints:

agent to transfer the said Shares on the books of the Transfer Agent, with full power of substitution in the premises.

Dated:
Signature:         ____________________

Signature Guarantee*: __________________________________
* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Transfer Agent).